Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Siyata Mobile Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value

	Equity	Preference Shares, no par value

	Other	Warrants

	Other	Rights

	Other	Purchase Contracts

	Other	Debt Securities

	Other	Units(1)

	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457	(o)		(2)(3)	(3)	$100,000,000	0.0000927	$9,270
	Total Offering Amounts							$100,000,000
	Total Fees Previously Paid									$0
	Total Fee Offsets									$0
	Net Fee Due									$9,270

(1)	Consisting of some or all of the securities listed above, in any combination.

(2)	There is being registered hereunder an indeterminate (a) number of common shares, (b) number of preferred shares, (c) number of warrants that may represent the right to purchase common shares, preferred shares, or debt securities or any combination thereof, (d) number of rights that may represent a right to purchase common shares, preferred shares or debt securities or any combination thereof, (e) number of purchase contracts, (f) principal amount of debt securities, and (g) number of units that will be issued under a unit agreement and will represent an interest in a combination of one or more of the securities registered hereunder. The securities registered also include such indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the preferred shares, warrants or rights registered hereunder or pursuant to the antidilution provisions of any such securities. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, the preferred shares, warrants or rights. In no event will the aggregate offering price of all types of securities issued by the registrant pursuant to this registration statement exceed $100,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	The proposed maximum aggregate price per unit of each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to the General Instruction II.G. of Form F-3 under the Securities Act.